UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On March 22, 2012, Wells Core Office Income REIT, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Wells Core REIT - South Lake at Dulles, LLC, a wholly owned subsidiary of Wells Core Office Income Operating Partnership, L.P., our operating partnership, acquired a ten-story office building containing approximately 268,200 square feet (the "South Lake at Dulles Corner Building") for approximately $91.1 million, exclusive of closing costs and adjustments. The acquisition of the South Lake at Dulles Corner Building was funded with proceeds from a $300.0 million secured revolving credit facility and proceeds raised from our ongoing public offering. The South Lake at Dulles Corner Building was built in 2008 and is located on approximately 7.5 acres of land in Herndon, Virginia. The South Lake at Dulles Corner Building was acquired from Brandywine Acquisition Partners, LP, a Delaware limited partnership, which is not affiliated with us, Wells Core Office Income REIT Advisory Services, LLC (the “Advisor”), or an affiliate of the Advisor. The purchase price for the South Lake at Dulles Corner Building is less than the estimated replacement cost.

The South Lake at Dulles Corner Building is 100% leased to two tenants and is anchored by Time Warner Cable, Inc. (“TWC”), which leases approximately 99.5% of the building. TWC is the second-largest multi-service cable operator in the United States, providing three primary services over its broadband cable systems: video, high-speed data, and voice services. TWC utilizes the South Lake at Dulles Corner Building to provide engineering support to its operations.

The current aggregate annual base rent is approximately $8.7 million. The current weighted-average rental rate over the lease term is approximately $34.39 per square foot. The current weighted-average remaining lease term is approximately seven years. TWC's lease expires in July 2019, but it has the right to extend the term of its lease for two additional five-year renewal periods at 100% of the then-current market rate. TWC also has a one-time right any time between July 2016 and July 2017 to terminate a portion of its lease as to any one or more full floors by providing twelve months written notice and paying a fee equal to the unamortized leasing costs amortized with an 8% interest rate. If TWC terminates greater than 50% of its then leased space, it shall be required to pay an additional fee equal to two months of the then-escalated rent, prorated for the amount of space terminated. If TWC vacates the entire premises in July 2016 or July 2017, total termination fees would be approximately $11.2 million or $8.3 million, respectively.

Based on the current condition of the South Lake at Dulles Corner Building, we do not believe it will be necessary to make significant renovations to the South Lake at Dulles Corner Building. Our management believes that the South Lake at Dulles Corner Building is adequately insured.
Item 9.01. Financial Statements and Exhibits
(a)     Financial Statements.
Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before June 7, 2012, by amendment to this Form 8-K.
(b)     Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: March 22, 2012	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President

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